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                                                                      EXHIBIT 21


Impac Commercial Capital Corporation
    ICCC Secured Assets Corp. (a wholly owned subsidiary of Impac Commercial Capital Corporation)

Impac Commercial Assets Corp.
IMH/ICH Dove Street, LLC